Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors and Stockholders of Tri-Continental Corporation

Our audit of the financial statements as of December 31, 2017 referred to in our report dated February 21, 2018 appearing in the accompanying registration statement on Form N-2 of Tri- Continental Corporation also included an audit of the schedule listed under the caption “Senior Securities—$2.50 Cumulative Preferred Stock” for each of the six years ended December 31, 2017 appearing on page 8. The Senior Securities—$2.50 Cumulative Preferred Stock schedule for the year ended December 31, 2008 was audited by other auditors whose report dated February 27, 2009, expressed unqualified opinions on the schedule. The Senior Securities—$2.50 Cumulative Preferred Stock schedule for each of the three years ended December 31, 2011 was audited by other auditors whose report dated February 22, 2012, expressed unqualified opinions on the schedule.

In our opinion, the Senior Securities—$2.50 Cumulative Preferred Stock schedule for each of the six years ended December 31, 2017 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

April 26, 2018